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                                                                      EXHIBIT 16

April 30, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated April 30, 2002 of Acuity Brands, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Arthur Andersen LLP


cc: Mr. Vernon Nagel, CFO, Acuity Brands, Inc.